UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THINKA WEIGHT-LOSS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)


            Nevada                  000-32673            98-0218912
-------------------------------  ----------------  -------------------------
  (State or other jurisdiction     (Commission          (IRS Employer
        of incorporation           File Number)      Identification No.)


      18201 Von Karman Avenue, Suite 1170, Irvine, CA            92612
   --------------------------------------------------------  -------------
         (Address of principal executive offices)              (Zip Code)

    Registrant's telephone number, including area code        949-975-0077
                                                         -------------------


                         Thinka Weight-Loss Corporation
                            2003 Stock Incentive Plan
                     --------------------------------------
                            (Full Title of the Plan)

                                    Charles Seven
                18201 Von Karman Avenue, Suite 1170, Irvine, CA 92612
                                     949-975-0077
              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent for Service)

                                    Copy to:
                                 RAYMOND A. LEE
                                LEE & GODDARD LLP
                       18500 VON KARMAN AVENUE, SUITE 400
                                IRVINE, CA 92612
                                 (949) 253-0500


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

                            CALCULATION OF REGISTRATION FEE


                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SECURITIES TO    AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING
BE REGISTERED              REGISTERED          SHARE (1)               PRICE
Common Stock            6,000,000 shares  $             0.185   $        1,110,000

     (1) Calculated solely for the purpose of this offering under Rule 457 of the Securities Act of 1933, as amended, based upon the average of the high and low traded price per share of common stock, as reported on the Bulletin Board on July 16, 2003.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employee and non-employee participants of the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The documents incorporated by reference in Item 3 of Part II hereof are available without charge, upon written or oral request by the employee and non-employee participants of the Plans. Such documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to the employee and non-employee participants of the Plans pursuant to Rule 428(b) of the Securities Act are also available without charge, upon written or oral request. Any such requests should be directed to our Secretary, 18201 Von Karman Avenue, Suite 1170, Irvine, CA 92612, telephone 949-975-0077.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference:

     (a)  Our  Annual  Report  on Form 10-KSB for the fiscal year ended June 30,
2002.

     (b) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

     (c) Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002.

     (d)  Our  Quarterly  Report  on Form 10-QSB for the quarter ended March 31,
2003.

     (e) Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2003, and our amended Current Report on From 8-K/A filed with the Securities and Exchange Commission on June 24, 2003.

     (f) All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year ended December 31, 2002.

     All documents we filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be


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incorporated  by  reference  herein  modifies  or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES

We are authorized to issue 100,000,000 shares of common stock and no shares of preferred stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

The Board of Directors has the authority to designate the rights and preferences of any series of preferred stock. As of the date of filing this registration statement, the Board of Directors had not designated any series of preferred stock.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     Lee & Goddard LLP provided the legal opinion required by Item 601(b)(5) of Regulation S-B with respect to this registration. We plan to award up to 703,000 shares our common stock under the plan to Raymond A. Lee, a partner of Lee & Goddard LLP.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Limitation of Liability and Indemnification

     Our Articles of Incorporation and Bylaws limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions in bad faith or which involve intentional misconduct, fraud or a knowing violation of law.

Nevada Revised Statutes ("NRS") 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no


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reasonable  cause  to believe his conduct was unlawful. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Further, NRS 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Further, NRS 78.7502 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification is permissible as referenced in NRS 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Our employment agreements with our executive officers and directors contain indemnification obligations pursuant to which we have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Nevada Revised Statutes, our Articles of Incorporation, our By-Laws or any of our indemnification agreements with our directors or officers, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not applicable.


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
ITEM  8.  EXHIBITS

EXHIBIT NO.    DESCRIPTION
----------     -----------

4.1            2003 Stock Incentive Plan.

5.1 Opinion of Lee & Goddard LLP regarding the legality of the Common Stock being registered.

23.1           Consent of Morgan & Company

23.2           Consent of Corbin & Company

23.3           Consent of Lee & Goddard LLP (included in Exhibit 5.1).


ITEM  9.  UNDERTAKINGS

     (a)     The  undersigned  Registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of July, 2003.


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
          THINKA  WEIGHT-LOSS  CORPORATION


          By:
             -----------------------------
             Charles Seven, Chairman and
             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE

_____________________________________    Chairman of the Board of Directors, Chief
Charles Seven                            Executive Officer

_____________________________________    Treasurer, Principal Financial Officer, Secretary
Keith Romine                             and Director




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